Exhibit 4




                                 Henry D. Sharpe, Jr.
                                       Box 456
                              North Kingstown, RI  02852


           September 28, 1994


           Finmeccanica S.p.A.
           viale Maresciallo Pilsudski, 92
           00197 Rome
           ITALY


                         Re:  Voting  of Shares  in Brown  &
                              Sharpe Manufacturing Company
                              ------------------------------

           Gentlemen:

                It is my understanding that under a certain Shareholders Agreement proposed to be entered into by Finmeccanica SpA ("Finmeccanica") with Brown & Sharpe Manufacturing Company (the "Company") in connection with its acquisition of 3,450,000 shares of Class A Common Stock of the Company pursuant to a certain Acquisition Agreement dated as of June 10, 1994, as amended by an Amendment No. 1 to Acquisition Agreement (the
           "Acquisition Agreement"), inter alia, the Board of Directors of
                                     ----- ----
           the  Company shall  be increased  from  seven (7)  to  ten (10)
           members to permit the election to the Board of Directors of three (3) nominees designated by Finmeccanica ("Finmeccanica Nominees"); that the Company shall, as soon as reasonably practicable after the closing of the Acquisition Agreement, convene a special meeting (the "Meeting") of its shareholders to consider and vote upon the approval of this increase of the number of directors of the Company and the election to the Board of Directors of the Company of the three Finmeccanica Nominees that Finmeccanica will notify to the Company; that the Board of Directors of the Company shall nominate one Finmeccanica Nominee per class to the classes of Directors with terms expiring in 1995, 1996 and 1997; and that so long as Finmeccanica owns at least 1,250,000 shares of the Company's Class A Common Stock (as adjusted for any shares issued pursuant to a stock split, stock dividend, recapitalization, reorganization or similar corporate event), Finmeccanica will be entitled to be represented on the Executive Committee of the Board of Directors of the Company by one Finmeccanica Nominee (if the Executive Committee is composed of four directors) or two Finmeccanica Nominees (if the Executive Committee is composed of five directors).

           September 28, 1994
           Page 2


                In order to induce Finmeccanica to enter into the Shareholders Agreement, I hereby covenant and agree that at the Meeting and any subsequent meeting of the shareholders of the Company at which Directors are to be elected in respect of which the Company's Board of Directors has nominated one or more Finmeccanica Nominees for election, I shall vote or cause to be voted any and all shares of Class A Common stock and Class B Common Stock as to which I may have beneficial ownership and sole voting power (which amounts at today's date are set forth in Exhibit A to this letter) in favor of the election of each such Finmeccanica Nominee.


                                              Sincerely yours,


                                              /s/ Henry D. Sharpe, Jr.

                                              Henry D. Sharpe, Jr.


           Accepted and agreed:


           FINMECCANICA S.p.A.


           By: /s/ Paolo Caron
              -------------------


           Attachment - Exhibit A

                                                           Schedule A



                         SHARPE FAMILY HOLDINGS
                  C/O FIDUCIARY TRUST COMPANY INTERNATIONAL
                  -----------------------------------------


                                        Class A       Class B       FTCO
                                        Stock         Stock       Registration
                                        -----         -----       ------------


Henry D. Sharpe, Jr.                    308,570       102,856       *See Detail
 Revocable Trust         (sole)                                       Below

Peggy B. Sharpe          (sole)           3,423         1,141     Dengel & Co.

Sharpe Family Fdn.       (HDS shares        120            40     Dengel & Co.
                         voting power)

Henry D. Sharpe, III     (sole)          55,145        18,381     Dengel & Co.

Douglas B. Sharpe        (sole)          54,724        18,241     Dengel & Co.

Sarah A. Sharpe          (sole)          54,784        18,261     Dengel & Co.
                                        -------       -------

                         Total:         476,766       158,920



*HDS Revocable Trust Detail
 --------------------------

Class A Shares:        Dengel & Co.      90,988
                       HDS c/o FTCO     217,582
                                        -------

                       Total Class A:   308,570



Class B Shares:        Dengel & Co.      30,329
                       HDS c/o FTCO      72,527
                                        -------

                       Total Class B:   102,856